UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 13, 2008

Phoenix Technologies Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17111	04-2685985
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

915 Murphy Ranch Road, Milpitas, California		95035
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-570-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2008, Mr. Dale L. Fuller resigned from the Board of Directors (the "Board") of Phoenix Technologies Ltd. (the "Company"). Mr. Fuller had also been a member of the Audit Committee of the Board. A copy of Mr. Fuller’s resignation letter, which was sent via email to the independent directors of the Board, is attached in its entirety to this report as an exhibit.

The Company believes Mr. Fuller’s resignation is primarily the result of a disagreement between Mr. Fuller on the one hand and management and several other members of the Board on the other hand with respect to the Company’s overall strategy, including its recent acquisitions of BeInSync Ltd. and TouchStone Software Corporation and its intended acquisition of General Software, Inc., as disclosed on Form 8-K filed on July 24, 2008.

The Company has been pursuing an acquisition strategy to expand its business and products in close consultation with the Board over the course of the last 12 months. This strategy has been designed to overcome the inherent risk of the Company’s previous single product strategy and to more effectively leverage the Company’s leading position as the provider of core system software to most of the world’s major PC manufacturers.

Prior to January 25, 2008, Mr. Fuller had been the Chairman of the Board and had presided over a number of Board meetings and discussions in which management reviewed this strategy in conjunction with the Company’s short and long-term business plans. Over the course of several such meetings management presented the Board with various potential acquisition targets, describing the nature of early and ongoing discussions with such targets and outlining how each of the targets complemented the Company’s strategic plans.

On January 25, 2008, Mr. Michael Clair was elected by the Board to replace Mr. Fuller in the role of Chairman of the Board although Mr. Fuller continued to serve as a director.

In February 2008, management reviewed with the Board a lengthy and detailed presentation on specific acquisition targets the Company was interested in pursuing in the near term, and the strategic reasons for each initiative. The Board unanimously supported management’s recommendation that the Company continue to engage with the proposed target companies. Over several subsequent meetings management provided the Board with regular updates on, among other things, business details of these targets, due diligence efforts, key transaction terms and the financial and strategic impact of these targets on the Company.

In March 2008, the Board unanimously approved the acquisition of BeInSync Ltd., which the Company disclosed on Form 8-K filed on March 27, 2008. Mr. Fuller voted in support of the motion to approve the transaction.

In April 2008 the Board unanimously approved the acquisition of TouchStone Software Corporation, which the Company disclosed on Form 8-K filed on April 10, 2008. Mr. Fuller again voted in support of the motion to approve the transaction.
On June 9, 2008 Mr. Fuller sold 41,000 shares of the Company’s common stock at an average price of $10.45 for total proceeds of $419,056. The transactions included the exercise and sale of all shares underlying those of the options granted to Mr. Fuller in connection with his Board service that were "in the money" as well all of the shares of the Company held directly by Mr. Fuller.

In July 2008, following a number of prior discussions and business reviews, the Board approved by a vote of 3 to 2, with one director absent during the discussion, the acquisition of General Software, Inc. The vote occurred at a regularly scheduled meeting of the Board in accordance with a listed agenda item for a report by the Company’s CEO on strategic options. Mr. Fuller voted against the motion to approve the acquisition; however, the members of the Board supporting the acquisition disagreed with the reasons cited by Mr. Fuller for his opposition.

The Company believes that while there may from time to time be legitimate differences of opinion among Board members, the Company is pursuing a well defined and prudent strategy focused on long term value creation and risk reduction. In connection with this strategy, the Company believes that the acquisitions to which Mr. Fuller now objects were and are in the strong interest of all of the Company’s shareholders.

Management will continue to work closely with the Board to execute successfully on the Company’s strategic plans and objectives.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phoenix Technologies Ltd.

August 13, 2008	By:	/s/ Timothy C. Chu

Name: Timothy C. Chu
Title: Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Resignation letter of director Dale L. Fuller dated August 12, 2008.